July 27, 2004
For Immediate Release

Media Contact:
Joan Ferguson
Scientific Learning Corporation (510) 625-2241
jferguson@scilearn.com

Investor Contact:
Jane A. Freeman
Senior Vice President and
Chief Financial OfficerScientific Learning Corporation
(510) 625-2284
jfreeman@scilearn.com

Scientific Learning Reports First
Second Quarter Profit

Oakland, CA, July 27, 2004 – Scientific Learning (NASDAQ: SCIL) today announced its revenue for the quarter ended June 30, 2004 was $7.8 million, compared to $7.4 million for the quarter ended June 30, 2003, an increase of 6%.

“K-12 booked sales increased 75% compared to the second quarter of 2003, well above guidance in a challenging industry environment. The number of large sales continues to grow; we made 29 sales in excess of $100,000 during the quarter, compared to 21 in the second quarter of 2003,” stated Robert C. Bowen, Chairman and Chief Executive Officer. “While revenue was below guidance, this largely reflected a strategically positive shift in product mix. The revenue deferred from this quarter will be recognized in future quarters.”

Deferred revenue increased 54% year over year and totaled $25.1 million at quarter-end, compared to $16.3 million on June 30, 2003. Approximately 90% of deferred revenue is expected to be recognized as revenue in the next four quarters.

Gross margins were 79% in the second quarter of both 2004 and 2003. Operating expenses in the second quarter of 2004 totaled $5.7 million, compared to $5.6 million in the second quarter of 2003. The operating profit for the quarter was $426,000, compared to a $260,000 operating profit in the second quarter of 2003.

The net profit for the quarter was $353,000 and $.02 per share, compared to a net loss of $56,000 and $.00 per share in the second quarter of 2003.

“We have continued to aggressively manage our expenditures,” stated Mr. Bowen. “As a result, our profits and earnings per share were ahead of guidance.”

Accounts receivable were $15.8 million on June 30, 2004, compared to $6.5 million on June 30, 2003.

“Since the end of June, we have received $10.4 million in payments and have now paid off our line of credit,” commented Mr. Bowen.

Revenue for the six months ended June 30, 2004 was $15.0 million, a 9% increase, compared to $13.7 million reported in the same period last year. The net profit was $190,000 for the first six months of 2004 and $.01 per share, compared to a net loss of $665,000 and $.04 per share in the same period of 2003.

Business Outlook

Scientific Learning expects continued growth in the balance of 2004. For the year ending December 31, 2004, revenue is expected to be in the range of $33.0 to $34.0 million. The Company expects to report a net profit of $2.7 to $3.2 million and basic earnings per share of $.16 to $.19.

“We are raising our guidance for the year to reflect excellent first half results,” said Mr. Bowen.

For the third quarter of 2004, Scientific Learning expects revenue to be in the range of $9.0 to $9.4 million, compared to $8.0 million in the same period of 2003. The Company expects to report a net profit of $1.1 to $1.4 million in the third quarter of 2004, compared to $1.3 million for the same period of 2003. The 2003 figure includes licensing fees of $425,000 and $.03 per share from Neuroscience Solutions Corporation. Basic earnings per share are expected to be in the range of $.06 to $.08, compared to $.08 in the third quarter of 2003.

The above targets represent the Company’s current revenue and earnings goals as of the date of this release and are based on information current as of July 27, 2004. Scientific Learning does not expect to update the business outlook until the release of its next quarterly earnings announcement. However, the Company may update the business outlook or any portion thereof at any time for any reason.

Conference Call Information

The Company will host a conference call at 5:00 p.m. EDT on Tuesday, July 27, 2004. The conference call will be available live on the Investor Information portion of the Company’s web site at www.scientificlearning.com. The conference call can also be accessed at 1-800-265-0241 (domestic) or 617-847-8704 (international). The access code “44009022” is required to access the call. Please dial in or visit the web site at least 10 minutes prior to the commencement of the call to ensure your participation. A replay of this teleconference will be made available on the Scientific Learning web site approximately two hours following the conclusion of the call.

About Scientific Learning

Scientific Learning produces the Fast ForWord® family of products, which develops cognitive skills critical for improving reading and language skills. Based on years of neuroscience and cognitive research, Fast ForWord products are proven to enhance students’ abilities significantly in just 20 to 50 sessions. For more information about Scientific Learning and its products, visit our Web sites at www.scientificlearning.com and www.brainconnection.com, or call toll-free 888-452-7323.

This press release contains projections and other forward-looking statements that are subject to the safe harbor created by the federal securities laws. Such statements include, among others, statements relating to projected levels of revenue, sales, margins, expenses, profit or loss, and other financial results. Such statements are subject to substantial risks and uncertainties. Actual events or results may differ materially as a result of many factors, including but not limited to: general economic conditions; the extent of acceptance and purchase of the Company’s products by target customers; seasonality and sales cycles in Scientific Learning’s markets; competition; availability of funding to purchase the Company’s products and generally available to schools; the extent to which the Company’s marketing, sales and implementation strategies are successful; the Company’s ability to continue to demonstrate the efficacy of its products, which depends on how the programs are administered, the demography of participants and other factors; the Company’s ability to recruit and retain key personnel; the Company’s ability to timely execute its new product development strategies; pricing pressures; expense levels at the Company; risks associated with litigation and intellectual property; and other risks detailed in the Company’s SEC reports, including but not limited to the Report on Form 10-K filed March 30, 2004 (Part I, Item 1, Factors That May Affect Our Results or Stock Price and Part II, Item 7, Management’s Discussion and Analysis) and the Report on Form 10-Q filed May 14, 2004 (Part1, Item 2. Management’s Discussion and Analysis).

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SCIENTIFIC LEARNING CORPORATION
STATEMENT OF OPERATIONS
(In thousands, except share and per share amounts)
Unaudited

	Three months ended June 30,		Six months ended June 30,
	2004	2003	2004	2003

Revenues:
Products	$6,014	$6,217	$11,327	$11,548
Service and support	1,809	1,140	3,637	2,186

Total revenues	7,823	7,357	14,964	13,734

Cost of revenues:
Cost of products	465	674	787	1,128
Cost of service and support	1,201	837	2,420	1,766

Total cost of revenues	1,666	1,511	3,207	2,894

Gross profit	6,157	5,846	11,757	10,840

Operating expenses:
Sales and marketing	3,699	3,367	7,522	6,640
Research and development	820	935	1,705	1,844
General and administrative	1,212	1,284	2,223	2,396

Total operating expenses	5,731	5,586	11,450	10,880

Operating income (loss)	426	260	307	(40)

Other income from related party	28	—	63	—
Interest expense , net	(97)	(316)	(176)	(625)

Net income (loss) before income taxes	$357	$(56)	$194	$(665)
Provision for income taxes	4	—	4	—

Net income (loss)	$353	$(56)	$190	$(665)

Basic net income (loss) per share:	$0.02	$(0.00)	$0.01	$(0.04)

Shares used in computing basic net income (loss)	16,213,427	16,004,911	16,183,542	15,942,365

Diluted net income (loss) per share:	$0.02	$(0.00)	$0.01	$(0.04)

Shares used in computing diluted net income (loss)	17,392,637	16,004,911	17,401,778	15,942,365

SCIENTIFIC LEARNING CORPORATION
BALANCE SHEETS
(In thousands)

	June 30, 2004	December 31, 2003
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$4,438	$3,648
Accounts receivable, net	15,760	5,117
Prepaid expenses and other current assets	922	1,134

Total current assets	21,120	9,899

Property and equipment, net	685	537
Other assets	5,053	5,118

Total assets	$26,858	$15,554

Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$661	$481
Accrued liabilities	3,308	3,832
Borrowings under bank line of credit	3,000	—
Deferred revenue	22,826	16,233

Total current liabilities	29,795	20,546

Deferred revenue, long-term	2,267	1,289
Other liabilities	306	285

Total liabilities	32,368	22,120

Stockholders’ deficit:
Common stock	75,326	74,460
Accumulated deficit	(80,836)	(81,026)

Total stockholders’ deficit	(5,510)	(6,566)

Total liabilities and stockholders’ deficit	$26,858	$15,554